Exhibit 99.3

MAGNITE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 30, 2021, Magnite, Inc. (the "Company" or "Magnite"), completed the acquisition of SpotX, Inc., a Delaware corporation, ("Spot X" and such acquisition the "Acquisition"), pursuant to a Stock Purchase Agreement, dated as of February 4, 2021 (as amended by the Amendment thereto, dated April 30, 2021, the "Purchase Agreement"), by and among the Company, RTL US Holdings, Inc., a Delaware corporation, ("RTL"), and solely for purposes of Article 6 thereof, RTL Group S.A., a Société Anonyme. The initial purchase price for the Acquisition was $560 million in cash ("Cash Consideration") and 14,000,000 shares of the Company's common stock, par value $0.00001 per share (the "Stock Consideration"), subject to adjustment as described as follows. Per the terms of the Purchase Agreement, in connection with the Company’s offering of its Convertible Senior Notes (as defined below), RTL elected to increase the Cash Consideration by an amount equal to 20% of the gross proceeds of the Convertible Notes (which amount was equal to $80 million) and to correspondingly reduce the number of shares of common stock it would otherwise receive by a number of shares of common stock equal to 20% of the gross proceeds of the proposed offering of notes ($80 million) divided by the closing price of a share of our common stock on the trading day immediately prior to the date of pricing of the proposed offering of Convertible Senior Notes (which price was $49.21). As a result of this election, the adjusted purchase price was $1.1 billion, prior to customary working capital adjustments and other adjustments, consisting of $640 million in cash plus 12,374,315 shares of common stock (based on the fair value of the Company's common stock on April 30, 2021). The Cash Consideration is subject to customary working capital and other adjustments. The working capital estimate was approximately $65.5 million, including cash balances acquired and other working capital adjustments, resulting in a total purchase price of $1.2 billion, subject to final determination in accordance with the Purchase Agreement. The Company financed the Cash Consideration through borrowings under certain new credit facilities entered into during 2021 and the Convertible Senior Notes.
On April 1, 2020 the Company completed a stock-for-stock merger ("Merger") with Telaria, Inc. ("Telaria"), a leading provider of connected television ("CTV") technology, creating an independent sell-side advertising platform, offering a single partner for transacting CTV, desktop display, video, audio, and mobile inventory across all geographies and auction types. The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and Telaria, combined and adjusted to give effect to the Merger.
SpotX is one of the leading platforms providing CTV and video advertising globally. We believe Magnite and SpotX together (which we refer to as the “combined company”) will create the largest independent CTV and video advertising platform in the programmatic marketplace. We believe the combined company will provide better support for sellers, create an alternative to the CTV advertising market’s largest players, and greatly improve scale and efficiency for buyers. The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Magnite and SpotX, combined and adjusted to give effect to the Acquisition.

In March 2021, the Company issued $400.0 million aggregate principal amount of 0.25% convertible senior notes in a private placement, including $50.0 million aggregate principal amount of such notes pursuant to the exercise in full of the over-allotment options of the initial purchasers (collectively, the "Convertible Senior Notes"). The Convertible Senior Notes will mature on March 15, 2026, unless earlier repurchased, redeemed or converted. The total net proceeds from the offering, after deducting initial purchaser discounts and debt issuance costs, paid or payable by the Company, were approximately $389.0 million. The Company used approximately $39.0 million of the net proceeds from the offering to pay for privately negotiated capped call transactions with various financial institutions.

The Convertible Senior Notes are senior, unsecured obligations and (i) will be equal in right of payment with existing and future senior, unsecured indebtedness; (ii) senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Convertible Senior Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness, including amounts outstanding under existing loan agreements or subsequent credit facilities; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of the Company’s subsidiaries that do not guarantee the Convertible Senior Notes. The Convertible Senior Notes accrue interest at 0.25% per annum payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. The Convertible Senior Notes will mature on March 15, 2026 unless they are redeemed, repurchased or converted prior to such date. The Convertible Senior Notes are convertible at the option of holders only during certain periods and upon satisfaction of certain conditions. Upon conversion, the Convertible Notes may be settled in shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock, at the Company’s election.

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter, dated as of February 4, 2021 (as amended and restated on March 12, 2021, the "Commitment Letter"), with Goldman Sachs Bank USA as administrative agent and collateral agent, and the other arrangers and lenders party thereto (the "Commitment Parties"), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties committed to provide a senior secured term loan facility in an aggregate principal amount of up to $560.0 million (the "Term Loan Facility") and a senior secured revolving loan facility in an aggregate principal amount of up to $52.5 million (the "Revolving Loan Facility," and together with the Term Loan Facility, the "New Credit Facilities"). The funding of the New Credit Facilities provided for in the Commitment Letter was, in the case of the Term Loan Facility, and is, in the case of the Revolving Loan Facility, contingent on the satisfaction of customary conditions.

On April 30, 2021, the Company entered into the credit agreement, referenced above (the "Credit Agreement"). The Credit Agreement provides for a $360.0 million seven-year senior secured term loan facility ("Term Loan Facility") and a $52.5 million senior secured revolving credit facility (the "Revolving Credit Facility"). As part of the Term Facility, the Company received $325 million in proceeds, net of fees, which were used to finance the Acquisition and related transactions, and for general corporate purposes. Loans, if any, under the Revolving Credit Facility will generally be used for general corporate purposes. The obligations under the Credit Agreement are secured by substantially all of the assets of the Company and those of its subsidiaries that are guarantors under the Credit Agreement. Amounts outstanding under the Credit Agreement accrue interest at a rate equal to either, (1) for the Term Loan Facility, at the Company’s election, the Eurodollar Rate (as defined in the Credit Agreement) plus a margin of 5.00% per annum, or ABR (as defined in the Credit Agreement) plus a margin of 4.00%, and (2) for the Revolving Credit Facility, at the Company’s election, the Eurodollar Rate plus a margin of 4.25% to 4.75%, or ABR plus a margin of 3.25% to 3.75%, in each case, depending on the Company’s first lien net leverage ratio.
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition and Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Magnite and SpotX and the Merger with Telaria.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Magnite after completing the Acquisition, and does not give effect to any cost savings, operating synergies or revenue synergies, or any costs that may be incurred to achieve any such synergies.
The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions Magnite believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 assumes the Acquisition and the Merger occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes the Acquisition occurred on December 31, 2020. The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition and the Merger, based on the historical financial position and results of operations of Magnite, Telaria, and SpotX. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 was prepared based on the historical audited consolidated balance sheet of Magnite and SpotX as of December 31, 2020, respectively, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was prepared based on the historical audited consolidated statements of operations of Magnite, Telaria, and SpotX, respectively.
The historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the historical consolidated financial statements and related notes of Magnite contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which were filed with the Securities and Exchange Commission ("SEC") on February 24, 2021. For SpotX's audited consolidated balance sheet as of December 31, 2020 and the related audited consolidated statements of operations and other comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 2020, and the notes related thereto, refer to Exhibit 99.2 to this Current Report on Form 8-K.

The Acquisition is reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Magnite treated as the acquiror. Under the acquisition method, the total purchase price is calculated as described in Note 3. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various estimates.
The allocation of the purchase price of the Acquisition reflected in these unaudited pro forma combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the Acquisition and the related financing transactions undertaken in connection with the acquisition set forth in Note 1. This preliminary information is subject to change and such changes may be material.
Magnite has not completed its final determination of the fair value of the assets acquired and the liabilities assumed from SpotX and the related allocations of purchase price, nor has Magnite identified all adjustments necessary to conform SpotX’s accounting policies to Magnite’s accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from SpotX will be based on the actual net tangible and intangible assets and liabilities of SpotX as they existed as of the closing date of the Acquisition. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may not reflect any final purchase price adjustments made. Magnite estimated the fair value of SpotX’s assets and liabilities based on discussions with SpotX’s management, due diligence and preliminary work performed by third-party valuation specialists. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein.

MAGNITE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2020
(In thousands)

	Historical
	Magnite, Inc.	SpotX, Inc.	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$117,676	$79,077	$—		$196,753
Accounts receivable, net	471,666	259,582	—		731,248
Related party receivable	—	4,811	—		4,811
Prepaid expenses and other current assets	17,729	2,294	—		20,023
TOTAL CURRENT ASSETS	607,071	345,764	—		952,835
Property and equipment, net	23,681	5,908	—		29,589
Right of use asset, operating leases	39,599	2,109	—		41,708
Right of use asset, capital leases	—	1,799	—		1,799
Internal use software development costs, net	16,160	21,235	(21,235)	(A)	16,160
Intangible assets, net	89,884	—	431,100	(B)	520,984
Other assets, non-current	4,440	2,878	(36)	(F)	7,282
Goodwill	158,125	—	816,030	(C)	974,155
TOTAL ASSETS	$938,960	$379,693	$1,225,859		$2,544,512
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$509,315	$274,837	$27,073	(D)	$811,225
Related party payable	—	2,636	—		2,636
Lease liabilities, operating lease	9,813	1,544	—		11,357
Lease liabilities, capital lease	—	803	—		803
Other current liabilities	3,070	6,129	—		9,199
TOTAL CURRENT LIABILITIES	522,198	285,949	27,073		835,220
Lease liabilities, operating leases non-current	32,278	2,438	—		34,716
Lease liabilities, capital leases non-current	—	1,057	—		1,057
Debt, non-current portion	—	—	640,000	(E)	640,000
Other liabilities, non-current	2,672	—	—		2,672
Deferred tax liabilities	199	1,653	42,272	(F)	44,124
TOTAL LIABILITIES	557,347	291,097	709,345		1,557,789

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	2	1	(1)	(G), (H)	2
Additional paid-in capital	777,084	26,866	534,246	(G), (H)	1,338,196
Accumulated other comprehensive income (loss)	(957)	1,100	(1,100)	(G)	(957)
Accumulated equity (deficit)	(394,516)	60,629	(16,631)	(D), (F) (G)	(350,518)
TOTAL STOCKHOLDERS’ EQUITY	381,613	88,596	516,514		986,723
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$938,960	$379,693	$1,225,859		$2,544,512

MAGNITE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(In thousands, except per share amounts)

	Historical
	Magnite, Inc.	Telaria, Inc. Pro Forma Basis	SpotX, Inc.	Reclassifications		Pro forma Adjustments		Pro forma Combined
Revenue	$221,628		$171,290	$(392,918)

Revenue, Net Basis(1)		$13,872		$303,563	(AA)	$(601)	(AB)	$316,834
Revenue, Gross Basis(1)		1,166		89,355	(AA)	(43)	(AB)	90,478
Revenue, Total	$221,628	$15,038	$171,290	$—		$(644)		$407,312

Expenses:
Cost of revenue	77,747	6,248		83,419	(RC)	48,453	(BB)	215,867
Sales and marketing	76,030	10,664		36,790	(RC)	68,925	(CC)	192,409
Technology and development	51,546	2,942		14,244	(RC)	—		68,732
General and administrative	52,987	8,935		13,681	(RC)	(1,112)	(DD)	74,491
Operating expense			124,486	(124,486)	(RC)	—		—
Selling, general & administrative expenses			10,716	(10,716)	(RC)	—		—
Depreciation and Amortization			12,575	(12,575)	(RC)	—		—
Gain (loss) on sale of assets			357	(357)	(RC)			—
Merger and restructuring costs	17,552		—			(7,451)	(DD)	10,101
Total expenses	275,862	28,789	148,134	—		108,815		561,600
Gains (loss) from operations	(54,234)	(13,751)	23,156	—		(109,459)		(154,288)
Other (income) expense:
Interest (income) expense, net	(50)	(84)	(49)	—		27,724	(EE)	27,541
Other (income) expense	(3,665)	(878)	—	—		—		(4,543)
Foreign exchange (gain) loss, net	2,220	1,040	299	—		—		3,559
Total other (income), net	(1,495)	78	250	—		27,724		26,557
Income (loss) before income taxes	(52,739)	(13,829)	22,906	—		(137,183)		(180,845)
Provision (benefit) for income taxes	693	(740)	5,665	—		(47,666)	(FF)	(42,048)
Net income (loss)	(53,432)	(13,089)	17,241	—		(89,517)		(138,797)
Basic and diluted net loss per share attributable to common stockholders	$(0.55)							$(1.14)
Basic and diluted weighted-average shares used to compute net loss per share attributable to common stockholders	96,700	12,954	(HH)			12,374	(GG)	122,028
(1) Refer to revenue recognition policies included in Note 2.

MAGNITE, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(unaudited)

Note 1—Description of Transactions and Basis of Pro Forma Presentation
On April 30, 2021, Magnite, Inc. (the "Company" or "Magnite"), completed the acquisition of SpotX, Inc., a Delaware corporation, ("SpotX" and such acquisition the "Acquisition"), pursuant to a Stock Purchase Agreement, dated as of February 4, 2021 (as amended by the Amendment thereto, dated April 30, 2021, the "Purchase Agreement"), by and among the Company, RTL US Holdings, Inc., a Delaware corporation, ("RTL"), and solely for purposes of Article 6 thereof, RTL Group S.A., a Société Anonyme, for $1.1 billion, prior to customary working capital and other adjustments, consisting of $640 million in cash ("Cash Consideration") plus 12,374,315 shares of the Company’s common stock, par value $0.00001 per share ("Stock Consideration"), based on the fair value of the Company's common stock on April 30, 2021. The working capital estimate was approximately $65.5 million, including cash balances acquired and other working capital adjustments, resulting in a total purchase price of $1.2 billion, subject to final determination in accordance with the Purchase Agreement. The Company financed the Cash Consideration through borrowings under the Company's Convertible Senior Notes due in 2026 and its Term Loan Facility through Goldman Sachs Bank USA.
On April 1, 2020 the Company completed a stock-for-stock merger ("Merger") with Telaria, Inc. ("Telaria"), a leading provider of connected television ("CTV") technology, creating an independent sell-side advertising platform, offering a single partner for transacting CTV, desktop display, video, audio, and mobile inventory across all geographies and auction types. The accompanying unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and Telaria, combined and adjusted to give effect to the Merger.
The accompanying unaudited pro forma condensed combined financial information with regards to the Acquisition were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification, referred to as ASC, 805, Business Combinations. Magnite management determined that Magnite was the acquiror for financial accounting purposes.
In accordance with ASC 805, the accompanying unaudited pro forma condensed combined financial information was prepared based on the estimated fair value of the consideration transferred and then allocated the purchase price to the identifiable assets acquired and liabilities assumed based on their estimated respective fair values as the pro forma balance sheet date. The excess of the value of consideration estimated to be transferred over the aggregate fair value of those net assets was recorded as goodwill. Any identified definite lived intangible assets will be amortized over their estimated useful lives and any identified intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill will be tested for impairment when certain indicators are present. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenues and cash flows, discount rates, and selection of comparable companies.
Magnite has not completed its final determination of the fair value of the assets acquired and the liabilities assumed from SpotX and the related allocations of purchase price, nor has Magnite identified all adjustments necessary to conform SpotX's accounting policies to Magnite's accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from SpotX will be based on the actual net tangible and intangible assets and liabilities of SpotX that existed as of the closing date. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may be revised to reflect any final purchase price adjustments and any additional analyses the Company performs. As the final valuations are completed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments.
The pro forma adjustments are based on preliminary estimates that management believes are reasonable under the circumstances. However, management's purchase price allocation is subject to change pending finalization of the valuation, including finalization of tax attributes and forecast assumptions. In addition, the pro forma adjustments assume the Company's Convertible Senior Notes are not converted.
For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Magnite has applied the guidance in ASC 820, Fair Value Measurement, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The unaudited pro forma condensed combined financial statements have been prepared to illustrate the financial impact of Magnite's acquisition of SpotX and the Merger with Telaria. The unaudited pro forma condensed combined statement of operations combine the historical results of operations of the Company and the historical results of operations of Telaria and SpotX for the year ended December 31, 2020 as if those transactions had occurred as of January 1, 2020. The unaudited pro forma condensed combined balance sheet combines the balance sheets of the Company and SpotX as of December 31, 2020 as if the acquisition had occurred on that date.
The historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the historical consolidated financial statements and related notes of Magnite contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission ("SEC") on February 24, 2021. For SpotX's audited consolidated balance sheet as of December 31, 2020 and the related audited consolidated statements of operations and other comprehensive income, changes in stockholders' equity and cash flows for the year ended December 31, 2020, and the notes related thereto, refer to exhibit 99.2 to this Current Report on Form 8-K.
Magnite expects to incur costs and realize benefits associated with integrating the operations of Magnite and SpotX. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges directly related to the Acquisition that the combined company may incur upon completion of the transaction.

Note 2—Accounting Policies and Reclassifications
For substantially all transactions, Magnite reports revenue on a net basis as it does not act as the principal in the purchase and sale of digital advertising inventory because it does not have control of the digital advertising inventory and does not set prices agreed upon within the auction marketplace. However, for certain transactions related to revenue streams acquired in connection with the Merger with Telaria during the year ended December 31, 2020, the Company reports revenue on a gross basis, based primarily on its determination that the Company acts as the primary obligor in the delivery of advertising campaigns for buyers with respect to such transactions. Magnite's revenue recognition policy is described in the consolidated financial statements and related notes thereto of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 24, 2021. Revenue reported on a gross basis in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was less than 2% of total revenue.
A portion of SpotX's revenue was reported on a gross basis given the nature of the applicable arrangements and its determination that it served as the principal in such arrangements. SpotX's revenue recognition policy is described in its consolidated financial statements and related notes thereto incorporated by reference in exhibit 99.2 to this Current Report on Form 8-K.
Magnite has conformed its income statement to present revenue based on its existing accounting policy and SpotX's accounting policy for reporting revenue on a net and gross basis as reflected in the column "Reclassifications" within the unaudited pro forma condensed combined statement of operations.
Certain reclassifications have been made in SpotX's historical statement of operations in order to conform to the presentation used in the unaudited pro forma condensed combined financial information of Magnite and are reflected in the column "Reclassifications." The reclassification adjustments on the statement of operations pertain to the reclassification of overhead expenses, such as facilities expenses, and depreciation and amortization in SpotX's historical statement of operations to cost of revenues, sales and marketing, technology and development, and general and administrative, as applicable, to be consistent with Magnite's accounting classification related to the presentation of these expenses.

Note 3—Estimated Preliminary Purchase Consideration and Preliminary Purchase Price Allocation

The following table summarizes the total estimated preliminary purchase consideration (in thousands):

Cash Consideration (Financed through Convertible Senior Notes and Term Loan Facility)	$640,000
Stock Consideration (Fair Value of Shares of Magnite common stock)	495,591
Working capital adjustment, estimated	65,521
Total purchase consideration	$1,201,112

The estimated preliminary purchase consideration for the Acquisition consists of Cash Consideration of $640.0 million, which was financed through borrowings of $317.0 million through the Company's Convertible Senior Notes and borrowings of $323.0 million through the Company's Term Loan Facility, 12,374,315 shares of the Company's common stock that was issued as Stock Consideration, with a fair value of approximately $495.6 million, based on the close price of the Company's common stock at closing, as reported on the Nasdaq on April 30, 2021, which was $40.05 per share, and estimated working capital adjustment of $65.5 million, mainly consisting of cash balances acquired on the Acquisition date and other opening balance sheet adjustments.
The following table summarizes the estimated preliminary purchase price allocation of the Acquisition purchase price and the tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their respective fair value as December 31, 2020 (in thousands):

Cash	$79,077
Accounts receivable	259,582
Related party receivable	4,811
Prepaid and other assets	2,294
Fixed assets	5,908
Intangible assets	431,100
Right-of-use lease asset	3,908
Other assets, non-current	2,878
Goodwill	816,030
Total assets acquired	1,605,588
Accounts payable and accrued expenses	274,837
Related party payables	2,636
Other current liabilities	6,129
Lease liabilities	5,842
Deferred tax liability, net	115,032
Total liabilities assumed	404,476
Total preliminary purchase price	$1,201,112

The preliminary purchase price allocation presented above is derived from SpotX's balance sheet as of December 31, 2020.
The Company believes the amount of goodwill resulting from the purchase price allocation is primarily attributable to expected synergies from assembled workforce, an increase in development capabilities, increased offerings to customers, and enhanced opportunities for growth and innovation. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, the Company will record an expense for the amount impaired during the quarter in which the determination is made. The goodwill generated in Acquisition is not tax deductible.
As part of the Acquisition, deferred tax liabilities of $113.4 million were established related to the acquired intangible assets as if the Acquisition had occurred on December 31, 2020, which were partially offset in the pro forma adjustments by the estimated income tax effect of the partial release of Magnite's valuation allowance. The deferred tax liability was calculated based on an estimated combined tax rate of 26.3%.
The following table summarizes the components of the intangible assets and estimated useful lives (dollars in thousands):

		Estimated Useful Life
Technology	$281,900	5 years
Customer relationships	130,300	2 to 4 years
Backlog	11,100	<1 year
In-process research and development	5,800	3 years*
Non-compete agreements	1,500	1 year
Trademarks	500	<1 year
Total intangible assets acquired	$431,100
* Amortization begins once associated projects are completed and it is determined they have alternative future use.

Note 4—Pro Forma Adjustments
The pro forma combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations. The pro forma adjustments included in the unaudited condensed combined financial information are as follows:
A.To eliminate SpotX's historical internal use software development costs and accumulated amortization, net of $21.2 million.
B.To reflect the fair value of SpotX's identifiable intangible assets with a fair value of $431.1 million.
C. To reflect estimated goodwill of $816.0 million created as a result of the Acquisition. Goodwill represents the excess of the estimated fair value of the total consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 3. The goodwill is attributable to the expected synergies of the combined business operations and new growth opportunities.
D. To include estimated Acquisition-related transaction costs of $27.1 million for Magnite that are not recognized in the Company’s balance sheets as of December 31, 2020, with a corresponding adjustment to accumulated deficit. These adjustments are included in the pro forma balance sheet as they are acquisition-related costs, including advisory, accounting, legal and other professional fees, that have been incurred through the closing of this acquisition.
E. To reflect net proceeds from financing arrangements totaling $640.0 million to finance the Cash Consideration, net of debt discounts and issuance costs of $33.9 million. These arrangements consisted of $317.0 million financed by the Company's Convertible Senior Notes due in 2026, and $323.0 million financed by the Company's Term Loan Facility through Goldman Sachs Bank USA, net of debt discounts and issuance costs of $9.1 million associated with the Company's Convertible Senior Notes and $24.8 million associated with the Company's Term Loan Facility.
F. To eliminate SpotX's deferred tax assets of $36.0 thousand and SpotX's and the Company's deferred tax liabilities of $1.7 million and $0.2 million, respectively, with corresponding adjustments to accumulated deficit. A deferred tax liability of $113.4 million was established related to the acquired intangible assets as if the Acquisition had occurred on December 31, 2020, which is included in goodwill. The deferred tax liability was partially offset by the pro forma estimated income tax effect of $69.3 million related to the partial release of Magnite's valuation allowance and had a corresponding adjustment to accumulated deficit. The deferred tax liability was calculated based on an estimated combined tax rate of 26.3%.
G. To eliminate SpotX's historical equity balances of $88.6 million, including common stock of $1 thousand, additional paid-in capital of $26.9 million, accumulated other comprehensive income of $1.1 million, and accumulated equity of $60.6 million.
H. To record the portion of the purchase price associated with the issuance of 12,374,315 shares of Magnite's common stock, with a par value of $0.00001 per share, issued as part of the Acquisition and its corresponding fair value of

$495.6 million based on the close price of the Company's common stock at closing, as reported on the Nasdaq on April 30, 2021, which was $40.05 per share, and the working capital adjustment of $65.5 million.

The total estimated purchase price of the Acquisition was approximately $1.2 billion which consisted of the fair value associated with the issuance of the common stock, the working capital adjustment, and $640.0 million in cash financed through debt (Adjustment E).
RC. Certain reclassifications have been made in the historical consolidated financial statements of SpotX in order to conform to the presentation used in the unaudited pro forma condensed combined financial information of Magnite and are reflected in the column "Reclassifications."
AA. To reclassify revenue to present revenue recognized by Magnite and SpotX on a gross basis and net basis, as summarized below, based on their existing accounting policies for reporting revenue on a net and gross basis. Refer to Note 2 for description of revenue recognition policies.

	Year Ended
	December 31, 2020
	Magnite, Inc.	SpotX, Inc.	Pro forma Combined*
Revenue	$221,628	$171,290	$392,918

Revenue, net basis	$218,222	$85,341	$303,563
Revenue, gross basis	3,406	85,949	89,355
Revenue, total	$221,628	$171,290	$392,918
* Excluding Telaria, Inc.

AB. To eliminate revenue in SpotX's historical revenue associated with a related party not expected to continue subsequent to the Acquisition.
BB. To eliminate SpotX's historical intangible asset amortization from cost of revenue of $7.9 million for the year ended December 31, 2020 and to adjust cost of revenue to reflect the amortization expense associated with the fair value of the acquired technology of $56.4 million for the year ended December 31, 2020.
CC. To adjust sales and marketing expenses to reflect the amortization expense associated with the fair value of the acquired customer relationships, non-compete agreements, and trademarks of $68.9 million for the year ended December 31, 2020.
DD. To reverse Magnite's transaction costs of $1.1 million for the year ended December 31, 2020 associated with the Acquisition and $7.5 million for the year ended December 31, 2020 associated with the Merger with Telaria.
EE. To adjust interest expense of $27.7 million to reflect interest expense of $19.4 million and $8.4 million of amortization expense of debt discount and issuance costs with respect to $640.0 million in debt, of which $323.0 million was drawn from its Term Loan Facility and $317.0 million was drawn from its Convertible Senior Notes due in 2026, net of debt discounts and issuance costs, to finance the Cash Consideration portion of the Acquisition purchase price. Interest expense was based on the stated interest rates for each loan. Amounts outstanding under the Term Loan Facility accrue interest at a rate equal to either, (1) at the Company’s election, the Eurodollar Rate (as defined in the Credit Agreement) plus a margin of 5.00% per annum, or ABR (as defined in the Credit Agreement) plus a margin of 4.00%, and (2) for the Revolving Credit Facility, at the Company’s election, the Eurodollar Rate plus a margin of 4.25% to 4.75%, or ABR plus a margin of 3.25% to 3.75%, in each case, depending on the Company’s first lien net leverage ratio. Based on the Company's election, an interest rate of 5.75% was used for the Term Loan Facility. The Convertible Senior notes carry an interest rate of 0.25% per annum. A change in interest rates of 0.125% applied to both financing arrangements would increase or decrease total interest expense by approximately $0.8 million per year.
FF. The pro forma adjustments to income tax provision (benefit) represent the change in valuation allowance related to the current year loss and the tax impact of pro forma adjustments at an estimated combined tax rate of 26.3%.
GG. To reflect the issuance of 12,374,315 shares of Magnite common stock as part of the Acquisition, as if they had been issued as of January 1, 2020.
HH. To reflect additional 12,954,000 shares to adjust the weighted-average shares for the year ended December 31, 2020 as if the Merger with Telaria had occurred on January 1, 2020 instead of on April 1, 2020.

Pro forma combined basic and diluted net loss per share combines weighted-average shares used to compute net loss per share for Magnite, shares issued as part of the Merger with Telaria as if the Merger occurred on January 1, 2020, and the issuance of common stock as part of the Acquisition.